TRUE LEAF SECURES ADDITIONAL DEBT FUNDING FOR STRATEGIC PRIORITIES

Vernon, British Columbia - October 25, 2021 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") has renewed and received new debt funding to execute certain strategic priorities required to advance its planned Monashee Gateway Business Park project in Lumby, British Columbia (the "Lumby Property"), and launch full-scale operations at its adjacent craft cannabis processing facility.

True Leaf has renewed and increased its second mortgage with 1263815 BC LTD (the "New Mortgage"). The New Mortgage is comprised of a 12-month term, $2,100,000 mortgage loan (previously $1,700,000) bearing interest at a fixed rate of 12%. The maturity date is now November 1, 2022 (previously due on December 12, 2021). No principal payments prior to maturity, interest only. The New Mortgage is secured by a second mortgage on the Lumby Property and a second priority security interest in all of the Company's present and after-acquired personal property for its True Leaf Cannabis Inc. division. The New Mortgage is subject to certain customary financial covenants and the following provisions regarding the additional $242,500 (the "Advance"):

  Six months interest reserve will be deducted from the Advance and applied to the first six months of interest payments ($126,000), starting with the November 1, 2021 payment.
  A 1.5% amendment/renewal fee ($31,500) will be deducted from the Advance.
  Monthly payments will increase from $17,000 per month to $21,000 per month.
  Legal fees will be payable by the borrower and deducted from the Advance.

Earlier this month, the Company renewed and expanded the first mortgage on the Lumby Property. More information about the terms and conditions of this renewal is set out in the Company's press release issued on October 5, 2021.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 19,500 square foot facility in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community. Learn more at www.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer

Darcy@trueleafbrands.com
1 (250) 275-6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will successfully build out and sell units in its Monashee Gateway Business Park, whether or not the Company obtains a federal sales license from Health Canada, the impact of general business, economic, competitive, geopolitical, and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.